Exhibit 99.1
FOR IMMEDIATE RELEASE
ARLINGTON TANKERS ANNOUNCES UNAUDITED
FIRST QUARTER 2007 RESULTS
Company Declares Cash Dividend of $0.58 Per Share
HAMILTON, BERMUDA — April 24, 2007 — Arlington Tankers Ltd. (NYSE: ATB) today announced financial results for the first quarter ended March 31, 2007. For the quarter ended March 31, 2007, the Company’s total revenues were $17.3 million, consisting of $16.2 million in basic vessel charter hire and $1.1 million in additional charter hire that the Company received under its profit sharing arrangements.
On the basis of the first quarter results, Arlington’s Board of Directors has declared a cash dividend of $0.58 per share. The dividend is payable on May 7, 2007 to shareholders of record at the close of business on May 4, 2007.
First Quarter Results
The additional charter hire earned during the first quarter of 2007 was derived from profit sharing arrangements under the time charters of the Company’s V-MAX, Panamax and Product vessels. Of the $1.1 million in additional charter hire, $539,000 was attributed to contractually guaranteed profit sharing for the two V-MAX vessels. The remaining $514,000 was attributed to additional charter hire from four of the Company’s Panamax and Product tankers, for which the average time charter equivalent rates under the Company’s profit sharing agreements over the preceding twelve months were in excess of contractual minimum levels.
The Company’s operating expenses during the first quarter of 2007, including depreciation costs of $3.8 million and administrative expenses of $528,000, were $9.3 million. The Company’s interest expense, net of interest income for the first quarter of 2007, was $3.2 million. This expense represents interest under the Company’s $229.5 million, secured credit facility with The Royal Bank of Scotland plc.
The Company’s net income for the first quarter of 2007 was decreased by an unrealized loss of approximately $1.1 million, representing the change in the fair value of the Company’s interest rate swap arrangement related to its secured credit facility with The Royal Bank of Scotland plc. As a result, the Company’s net income for the first quarter of 2007 was $3.8 million, or $0.25 per share. Excluding the effect of this unrealized loss, the Company’s net income for the first quarter of 2007 was $4.9 million, or $0.32 per share.
Business Update
All of Arlington’s vessels are currently trading on time charter contracts to subsidiaries of Stena AB and Concordia Maritime AB. The charters have fixed terms that expire at various dates in 2008, 2009 and 2010. The charter contracts also include options to extend the terms of the charters.
Each charter contract provides for fixed rate basic charter hire during the operating period. In addition to the fixed rate basic charter hire, the vessels have the possibility of receiving additional charter hire from the time charterers through profit sharing arrangements related to the performance of the tanker markets on specified geographic routes, or from actual time charter rates. Tanker freight rates are volatile and additional charter hire for the Panamax and Product tankers is not guaranteed.
“We are pleased to report that the Company earned additional charter hire revenues from profit sharing agreements again in the first quarter of 2007, as this represents the tenth consecutive quarter of such revenues since operations commenced in 2004,” said Arthur L. Regan, President and Co-Chief Executive Officer of Arlington. “Freight rates rose steadily during the first quarter of 2007, which contributed to the additional hire revenues during the first quarter.”
Dividend Policy
Arlington intends to pay quarterly cash dividends in amounts substantially equal to the charter hire revenues it receives, less cash expenses and any cash reserves established by the Company’s Board of Directors.
The Company’s forward looking guidance for its cash dividends is based on guaranteed charter hire, guaranteed additional hire from profit sharing arrangements for its V-MAX vessels while they are sub-chartered to Sun International, and any additional hire earned from the profit sharing arrangements for four of its Panamax and Product tankers through the year to date. Since the revenues from profit sharing arrangements for our Panamax and Product tankers that are eligible for profit sharing are not guaranteed, the Company does not provide any forward-looking estimate of additional hire related to these vessels, or from the V-MAX tankers after the scheduled expiration of the Sun International sub-charters, in its guidance. On this basis, the Company is increasing its estimate of the amount of cash available for dividends for fiscal 2007 to approximately $2.15 per share from the Company’s prior estimate of $2.12 per share.
The Company expects to announce its next dividend on July 24, 2007 and to pay that dividend on or about August 6, 2007.

Use of Non-GAAP Financial Measures
This press release includes a presentation of a non-GAAP financial measure of net income excluding the effect of an unrealized gain or loss representing the change in the fair value of the Company’s interest rate swap arrangement related to its secured credit facility with The Royal Bank of Scotland plc., which effectively fixes the interest rate of the Company’s debt. The Company’s management believes that this non-GAAP financial measure provides useful information to investors because it excludes the effects of unrealized gains and losses, which are non-cash items that may change from quarter to quarter. Management believes that the unrealized gains and losses in the fair value of the Company’s interest rate swap arrangement related to its secured credit facility with The Royal Bank of Scotland plc. are not necessarily representative of underlying trends in the Company’s performance and their exclusion provides individuals with additional information to compare the Company’s results over multiple periods. The Company uses this non-GAAP financial measure internally to focus management on period-to-period changes in the Company’s core business.
In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the table below presents the most directly comparable GAAP financial measure and reconciles the non-GAAP financial measure described above to GAAP net income.
Arlington Tankers Ltd.
(In thousands, except per share data)

	Three Months
	Ended March 31,
	2007	2006

Net income (GAAP)	$3,849	$8,829

Unrealized gain/(loss) on interest rate swap	(1,077)	4,181

Net income (non-GAAP)	$4,926	$4,648

Basic and diluted net income per share:

GAAP	$0.25	$0.57

Non-GAAP	$0.32	$0.30

Shares used in per share calculations:
Basic and diluted	15,500,000	15,500,000

About Arlington Tankers
Arlington Tankers Ltd. is an international seaborne transporter of crude oil and petroleum products. Arlington’s fleet consists exclusively of eight modern double-hulled vessels and is one of the youngest tanker fleets in the world, with an average vessel age of approximately 3.4 years. The fleet consists of two V-MAX tankers, which are specially designed very large crude carriers, two Panamax tankers and four Product tankers. All of the Company’s vessels are employed on long-term time charters. The Company was incorporated in Bermuda in September 2004. The Company completed its initial public offering on the New York Stock Exchange on November 10, 2004.
Safe Harbor Statement
This press release contains certain forward-looking statements and information relating to the Company that are based on beliefs of the Company’s management as well as assumptions made by the Company and information currently available to the Company, in particular the statements regarding the Company’s expectations as to the declaration, payment and estimated amount of future dividends, the market rates which pertain to the Company’s spot trading vessels and additional hire that may be earned in the future. When used in this press release, words such as “believe,” “intend,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “potential,” “will,” “may,” “should,” and “expect” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. All statements in this document that are not statements of historical fact are forward-looking statements.
The forward-looking statements contained in this press release reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others: the possibility that the Company may not pay dividends, the highly cyclical nature of the tanker industry, global demand for oil and oil products, the number of newbuilding deliveries and the scrapping rate of older vessels, terrorist attacks and international hostilities, and compliance costs with environmental laws and regulations. These and other risks are described in greater detail in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the United States Securities and Exchange Commission.
Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in the forward-looking statements included in this press release. The Company does not intend, and does not assume any obligation, to update these forward-looking statements.
Contact:
Arlington Tankers Ltd.
Arthur Regan, President and Co-Chief Executive Officer, or
Edward Terino, Co-Chief Executive Officer and Chief Financial Officer
203-221-2765

Arlington Tankers Ltd.
Condensed Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months	Three Months
	March 31, 2007	March 31, 2006

Revenue	$17,343	$17,244

Operating expenses:
Vessel operating expenses	4,951	4,722
Depreciation	3,777	3,977
Administrative expenses	528	741

Total operating expenses	9,256	9,440

Operating income	8,087	7,804

Other (expenses) income:
Interest income	216	144
Interest expense	(3,377)	(3,300)
Unrealized (loss) gain on interest rate swap	(1,077)	4,181

Other (expenses) income, net	(4,238)	1,025

Net income	$3,849	$8,829

Net income per share	$0.25	$0.57

Weighted average shares outstanding	15,500,000	15,500,000

Arlington Tankers Ltd.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2007	December 31, 2006
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$10,028	$3,210
Short-term investments	6,000	13,000
Accounts receivable	514	979
Prepaid expenses and accrued income	281	208

Total current assets	16,823	17,397

Vessels, net	341,196	344,973
Deferred debt issuance costs	896	955
Fair value of interest rate swap	—	84

Total assets	$358,915	$363,409

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued expenses	$601	$1,028
Unearned revenue	2,188	2,261

Total current liabilities	2,789	3,289

Interest rate swap agreement at fair value	992	—
Long term debt	229,500	229,500

Total liabilities	233,281	232,789

Shareholders’ equity	125,634	130,620

Total liabilities and shareholders’ equity	$358,915	$363,409